Exhibit 10.1

VERISK ANALYTICS, INC.

SENIOR EXECUTIVE SEVERANCE BENEFITS PLAN

Effective Date: March 30, 2022

PURPOSE OF THE PLAN

The purpose of the Verisk Analytics, Inc. Senior Executive Severance Benefits Plan (“Plan”) is to provide severance pay benefits to eligible senior executive employees whose employment with Verisk Analytics, Inc., including its subsidiaries and affiliates (the “Company” or “Verisk”) is terminated involuntarily under the conditions described below.

Except as otherwise provided by the Company in writing, this Plan (i) is the sole arrangement of the Company regarding severance-type benefits to eligible executives and (ii) replaces and supersedes all prior plans, programs, understandings and arrangements providing severance-type benefits to eligible executives.

This document contains the official text of the Plan.

ELIGIBLE EXECUTIVES

The benefits under this Plan are limited to employees who: (i) report directly to the Chief Executive Officer, or (ii) are expressly designated by the Compensation Committee to participate in the Plan.

Notwithstanding the foregoing, in no event will the following employees be eligible to participate in the Plan: (i) any employee who is eligible to participate in another plan or arrangement maintained by the Company or any of its affiliates which provides severance-type benefits unless such other plan or arrangement provides that the employee will be eligible to receive benefits under this Plan, and/or (ii) any employee who is covered by an employment contract (unless the contract expressly provides that the employee will be eligible to receive benefits under this Plan).

QUALIFIED TERMINATION OF EMPLOYMENT

•	Qualified Termination

An eligible executive will be qualified to receive severance benefits under this Plan only if the Company, in its sole discretion, determines that:

1.	the executive’s employment is being terminated involuntarily by the Company without Cause; or

2.	The executive has resigned and has terminated employment as a result of the following occurrences (without the executive’s express prior written consent):

(A)	a material adverse reduction in the eligible executive’s base salary; or

(B)	a material adverse reduction in responsibilities, duties, or authority; or

(C)	the material relocation of the eligible executive’s principal place of employment by more than 40 miles, if such relocation materially increases the executive’s commute.

Notwithstanding the foregoing, the eligible executive shall not be entitled to terminate employment for (A), (B), or (C), unless the eligible executive provides the Company with written notice of the event(s) giving rise to (A), (B), or (C) no later than 60 days after the date the eligible executive learns of the occurrence of the event(s) and the Company fails to cure such event(s) within thirty (30) days following receipt of such notice.

3.	The executive has resigned for Good Reason (as defined herein) during a Protection Period.

For purposes of the Plan, “Cause” means any one or more of the following:

•	the executive is convicted of (or pleas nolo contendere to) a felony involving moral turpitude;

•	the executive’s willful and continued failure to substantially perform the executive’s material duties for the Company after written notice from the Company;

•	the executive engages in willful misconduct or gross neglect in the performance of the executive’s duties, in either case resulting in material harm to the Company; or

•	the executive willfully violates the written policies of the Company (which includes any code(s) of conduct) applicable to the Executive, resulting in material harm to the Company.

For purposes of this Plan, no act or failure to act on the part of the executive shall be deemed to be “willful” unless such act or omission was not in good faith and without a reasonable belief that the executive’s action or omission was in the best interest of the Company.

Notwithstanding the foregoing, the executive shall not be deemed to have been terminated for “Cause” hereunder unless and until there shall have been delivered to the executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the members of the Board of Directors of the Company (the “Board”) at a meeting called and held for such purpose, after reasonable notice to the executive and an opportunity for the executive, together with the executive’s counsel (if the executive chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the executive has committed an act constituting “Cause” as defined above and specifying the particulars thereof. Nothing herein will limit the right of the executive or the executive’s beneficiaries to contest the validity or propriety of any such determination.

Notwithstanding the foregoing, no event shall constitute Cause if such event is a result of an isolated, insubstantial and inadvertent action that is not taken in bad faith and that is remedied by the executive within ten (10) days after receipt of the executive of written notice that such action constitutes Cause from the Company.

For purposes of the Plan, the term “Good Reason” means, without the executive’s express prior written consent, the occurrence of any one or more of the following:

•

a material adverse change in either the executive’s duties and responsibilities (including removal from any position the executive holds) or reporting relationship from those in effect immediately prior to a Change in Control, provided that Verisk no longer being a public company will not in and of itself constitute a Good Reason event under this clause as long as Verisk has an independent Board;

•

a material reduction by the Company of the executive’s base salary in effect immediately prior to the Change in Control or as the same shall be increased from time to time, unless such reduction is part of an across-the-board reduction of not more than 10% (in the aggregate including all reductions) applicable to all senior executives of the Company;

•

a material reduction by the Company of the executive’s target bonus in effect immediately prior to the Change in Control or as the same shall be increased from time to time, unless such reduction is part of an across-the-board reduction of not more than 10% (in the aggregate including all reductions) applicable to all senior executives of the Company;

•

the relocation of the executive’s office more than 40 miles from the executive’s principal place of employment immediately prior to the Change in Control if such relocation materially increases the executive’s commute;

•

a reduction by at least 5% of the aggregate benefits under employee benefit plans provided to the executive by the Company following a Change in Control as compared with the aggregate benefits made available to the executive immediately prior to such Change in Control; or

•

any failure by a successor to Verisk to obtain the assumption in writing or by operation of law of its obligations under this Plan by any successor to all or substantially all of the Company’s business or assets upon or prior to the consummation of any such transaction.

Notwithstanding the foregoing, the executive shall not be entitled to terminate employment for Good Reason unless the executive provides the Company with written notice of the events giving rise to Good Reason no later than 120 days after the date the executive learns of the occurrence of the event and the Company fails to cure such event(s) within ten (10) days following receipt of such notice (provided that in the case of any notice pursuant to the last bullet point above, the Company’s cure right shall end on the date of the consummation of the transaction).

For purposes of this Plan, a “Change in Control” means:

•

any “person”, as such term is used as of the Effective Date in Section 13(d) of the Securities Exchange Act of 1934, or group of persons (excluding persons that are Company benefit plans) becomes (directly or indirectly) a “beneficial owner”, as such term is used as of the Effective Date in Rule 13d-3 promulgated under that Act, of thirty percent (30%) or more of the voting securities entitled to vote for the election of directors of the Board (“Voting Securities”) of the Company (measured either by number of Voting Securities or by voting power);

•

a majority of the Board consists of individuals other than “Incumbent Directors,” which term means the members of such Board on the Effective Date; provided that any individual becoming a director subsequent to such date whose election or nomination for election was supported (other than in connection with any actual or threatened proxy contest) by two-thirds of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director;

•	the Board of Verisk approves a plan of liquidation for such company; or

•

Verisk combines with another entity and is the surviving entity, or (ii) all or substantially all of the assets or business of Verisk is disposed of pursuant to a sale, merger, consolidation, liquidation, dissolution or other transaction or series of transactions (collectively, a “Triggering Event”) unless the holders of Voting Securities of such entity immediately prior such Triggering Event own, directly or indirectly, by reason of their ownership of Voting Securities of such entity immediately prior to such Triggering Event, more than fifty percent (50%) of the Voting Securities (measured both by number of Voting Securities and by voting power) of (q) in the case of a combination in which such entity is the surviving entity, the surviving entity and (r) in any other case, the entity (if any) that succeeds to substantially all of such entity’s business and assets.

For the avoidance of doubt, references to “Company” or “Verisk” in the definition of “Change in Control” means solely Verisk Analytics, Inc., as the ultimate parent company.

For purposes of this Plan, “Protection Period” means, the two (2) year period commencing on the Change in Control and ending on the second anniversary of the Change in Control.

•	Termination of Employment Not Eligible for Severance Benefits

Unless the Company provides otherwise in writing, an executive will not be eligible for severance benefits if the Company, in its sole discretion, determines that the executive’s employment is terminated for any of the following reasons:

•	Resignation or other voluntary termination of employment (unless it is a Qualified Termination, as defined above).

•	Retirement.

•	Failure to return to work upon the expiration of an authorized leave of absence.

•	Death or disability.

•	Termination for Cause, as determined by the Company in its sole discretion.

In addition, notwithstanding any provision of the Plan to the contrary, an executive will not be eligible to receive severance benefits under this Plan if the executive has a Qualified Termination during a Protection Period and the executive is eligible to be paid severance benefits under a change in control severance agreement.

•	Other Employment Offer

Unless the Company provides otherwise in writing, an executive will not be eligible to receive benefits under this Plan if the Company, in its sole discretion, determines that any of the following events has occurred:

•	The executive has been offered, but refused to accept, another suitable position with the Company or any of its subsidiaries or affiliates.

•

The executive’s employment has been terminated in connection with a sale or transfer, merger, establishment of a joint venture, or other corporate transaction (unless such sale or transfer, merger, joint venture or corporate transaction constitutes a Change in Control), and such executive has been offered employment by the successor employer.

•	The executive’s employment is terminated in connection with the “outsourcing” of operational functions and he/she has been offered employment by the outsourcing vendor.

RESTRICTIVE COVENANTS

•	Non-Solicitation and Non-Competition

By participating and receiving the benefits set forth herein, the executive covenants and agrees that, while employed by the Company, and for a period of 12 months following the termination of his or her employment, for any reason whatsoever, the executive shall not:

•	directly or indirectly solicit for employment (by the executive or any other person), offer employment to, or employ or contract for the services of any person who was an employee of the Company:

•	at the time the executive’s employment with the Company terminates, or

•	at any time within three (3) months prior to such termination; or

•

directly or indirectly, for the executive or on behalf of any other person or entity, solicit from any person or entity who was a customer of the Company at any time within a two-year period prior to the termination of the executive’s employment with the Company any business that is directly or indirectly competitive with the business of the Company or any of its affiliates; or

•

without the written consent of the Company, directly or indirectly enter into any business relationship (either as principal, agent, board member, officer, consultant, employee, member, shareholder, or any other capacity) with any person, business or other entity that competes in any material respect with any material business activity conducted by the Company any of its affiliates.

Upon the written request of executive, the Company will advise the executive whether or not a specific activity which the executive is contemplating would violate the foregoing restriction, provided that (i) such request is made prior to the executive engaging in such activity and (ii) the executive provides the Company with such information as the Company determines is necessary to make such determination. The current and continuing effectiveness of any such determination shall be conditioned on all such information provided by the executive being complete and accurate in all material respects.

CONDITIONS FOR PAYMENT OF SEVERANCE BENEFITS

An executive who is involuntarily terminated will not receive severance benefits under this Plan unless the Company determines that the executive has satisfied all of the following conditions:

•	Work Until Last Day Designated

The executive must continue to be actively at work through the last day of work designated by the Company, unless the executive is absent due to vacation, temporary layoff, or an approved absence from work (including leave under the Family and Medical Leave Act).

•	Execution and Non-Revocation of Release

The executive:

•	must execute a separation agreement and general release in the form, and within the time period, prescribed by the Company, and

•	must not revoke the separation agreement and general release before it becomes effective, and

•	must agree to, and continue to abide by, certain non-disparagement and confidentiality obligations as specified in the separation agreement and general release following executive’s termination.

•	Return of Company Property and Settlement of Expenses

On or before the executive’s last day of employment, the executive must return all company property in his or her possession or control and must settle satisfactorily all expenses owed to the Company and any of its subsidiaries or affiliates.

SEVERANCE BENEFITS

•	Severance Pay and Benefits

The severance pay and benefits provided under the Plan are described in Appendix A. An eligible executive’s benefits under the Plan are determined based on his or her position with the Company as of the date of executive’s termination of employment.

RIGHT TO TERMINATE BENEFITS

Notwithstanding anything in this Plan to the contrary, in the event that the Company in its discretion determines that

•	an executive is reemployed by the Company or any of its subsidiaries, affiliates, or successors before the completion of the scheduled payment of severance pay, or

•

the Company determines that an executive has breached any of the terms and conditions set forth in any agreement entered into by the executive as a condition to receiving benefits under this Plan, including, but not limited to, the separation agreement and general release, then the Company shall have the right to terminate the benefits payable under this Plan at any time.

GENERAL RULES

•	Right to Withhold Taxes

The Company shall withhold such amounts from payments under this Plan as it determines necessary to fulfill any federal, state, or local wage or compensation withholding requirements.

•	No Right to Continued Employment

Neither the Plan nor any action taken with respect to it shall confer upon any person the right to continue in the employ of the Company or any of its subsidiaries or affiliates.

•	Benefits Non-Assignable

Benefits to an eligible executive under the Plan may not be anticipated, assigned or alienated. The terms and conditions of the Plan shall be binding on the successors and assigns of the Company.

•	Unfunded Plan

The Company will make all payments under the Plan, and pay all expenses of the Plan, from its general assets. Nothing contained in this Plan shall give any eligible executive any right, title or interest in any property of the Company or any of its affiliates nor shall it create any trust relationship.

•	Severability

The provisions of the Plan are severable. If any provision of the Plan is deemed legally or factually invalid or unenforceable to any extent or in any application, then the remainder of the provisions of the Plan, except to such extent or in such application, shall not be affected, and each and every provision of the Plan shall be valid and enforceable to the fullest extent and in the broadest application permitted by law.

•	Section Headings

Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Plan.

•	Section 409A

•

Although the Company does not guarantee the tax treatment of any payments or benefits under the Plan, the intent of the Company is that the payments and benefits under this Plan be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and all Treasury Regulations and guidance promulgated thereunder (“Code Section 409A”) and to the maximum extent permitted the Plan shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company or its affiliates or their respective officers, directors, employees or agents be liable for any additional tax, interest or penalties that may be imposed on an executive by Code Section 409A or damages for failing to comply with Code Section 409A.

•

Notwithstanding the foregoing or any other provision of this Plan to the contrary, if at the time of an executive’s separation from service (as defined in Code Section 409A), the executive is a “Specified Employee”, then the Company will defer the payment or commencement of any nonqualified deferred compensation subject to Code Section 409A payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to the executive) until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Code Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six (6) month period or such shorter period, if applicable). An executive will be a “Specified Employee” for purposes of this Plan if, on the date of the executive’s separation from service, the executive is an individual who is, under the method of determination adopted by the Company designated as, or within the category of employees deemed to be, a “Specified Employee” within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i). The Company shall determine in its sole discretion all matters relating to who is a “Specified Employee” and the application of and effects of the change in such determination.

•

Notwithstanding anything in this Plan or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Code Section 409A upon or following a termination of the executive’s employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” and the date of such separation from service shall be the date of termination for purposes of any such payment or benefits.

•

If the provisions of Appendix A are applicable to an equity or equity-based award subject to the provisions of Code Section 409A and the immediate payment of the award contemplated by the Appendix would result in taxation under Code Section 409A, payment of such awards shall be made upon the earliest date upon which such payment may be made without resulting in taxation under Code Section 409A.

PLAN AMENDMENT AND TERMINATION

The Company has the power to amend, modify or terminate this Plan with respect to any executive at any time prior to such executive’s termination of employment.

Eligible executives do not have any vested right to severance pay or other benefits under this Plan.

PLAN AUTHORITY

The Compensation Committee shall have sole authority and discretion to administer and construe the terms of this Plan. Without limiting the generality of the foregoing, such discretionary authority shall include the following powers and duties:

•	To make and enforce such rules and regulations as deemed necessary or proper for the efficient administration of the Plan;

•	To interpret the Plan, its interpretation thereof to be final and conclusive on all persons claiming benefits under the Plan; and

•	To decide all questions, including without limitation, issues of fact, concerning the Plan, including the eligibility of any person to participate in, and receive benefits under, the Plan.

Notwithstanding the foregoing, the Compensation Committee may delegate its authority under the Plan to the Chief Executive Officer; provided that if the Chief Executive Officer becomes eligible or makes a claim for Plan benefits, the Chief Executive Officer will have no authority with respect to any matter specifically affecting his/her individual interest under the Plan.

GOVERNING LAWS AND TIME LIMIT FOR BEGINNING LEGAL ACTIONS

The provisions of the Plan shall be construed, administered and enforced according to the laws of the State of Delaware without reference to its conflict of laws rules and without regard to any rule of any jurisdiction that would result in the application of the law of another jurisdiction.

The parties expressly consent that any action or proceeding relating to this Plan or any release or other agreement entered into with respect to this Plan will only be brought in the federal or state courts, as appropriate, located in the State of Delaware and that any such action or proceeding be heard without jury, and the parties expressly waive the right to bring any such action in any other jurisdiction and have such action heard before a jury.

No action relating to this Plan or any release or other agreement entered into with respect to this Plan may be brought later than the first anniversary of earlier of termination of employment or other event giving rise to the claim.

Appendix A

•	Severance Pay for Eligible Executives of the Company

•	Severance Pay and benefits are as follows:

•	For the Chief Executive Officer:

(A)

A one-time, lump sum payment amount equal to twenty four (24) months of the Chief Executive Officer’s then-current base salary, less any lawful deductions and withholdings, to be paid as soon as practicable after the Chief Executive Officer’s timely return of an executed agreement and general release (in the timeframe specified in such agreement) and expiration of any revocation period (and no later than sixty (60) days following the date of the Qualified Termination); plus

(B)

A one-time, lump sum payment amount equal to two times (2X) the Chief Executive Officer’s target annual bonus amount for the year of termination for the short term incentive bonus (STI) that the Chief Executive Officer would have been eligible to earn if he/she had remained employed, less any lawful deductions and withholdings, to be paid as soon as practicable after the Chief Executive Officer’s timely return of an executed agreement and general release (in the timeframe specified in such agreement) and expiration of any revocation period (and no later than sixty (60) days following the date of the Qualified Termination). For the avoidance of doubt, this severance item shall be in full settlement of any obligation with respect to the annual bonus program for the year in which the Qualified Termination occurs; plus

•	For all other Eligible Executives:

(A)

A one-time, lump sum payment amount equal to eighteen (18) months of the eligible executive’s then-current base salary, less any lawful deductions and withholdings, to be paid as soon as practicable after the eligible executive’s timely return of an executed agreement and general release (in the timeframe specified in such agreement) and expiration of any revocation period (and no later than sixty (60) days following the date of the Qualified Termination); plus

(B)

A one-time, lump sum payment amount equal to one and one-half times (1.5X) the eligible executive’s target annual bonus amount for the year of termination for the STI that the Eligible Executive would have been eligible to earn if he/she had remained employed, less any lawful deductions and withholdings, to be paid as soon as practicable after the eligible executive’s timely return of an executed agreement and general release (in the timeframe specified in such agreement) and expiration of any revocation period (and no later than sixty (60) days following the date of the Qualified Termination). For the avoidance of doubt, this severance item shall be in full settlement of any obligation with respect to the annual bonus program for the year in which the Qualified Termination occurs; plus

•

Subject to: (x) the eligible executive’s timely election of continuation coverage under COBRA, and (y) the eligible executive’s continued copayment of premiums at the same level and cost to the eligible executive as if he/she were an active employee of the Company, continued payment by the Company of eligible executive’s health insurance

i

coverage during the eighteen (18) month period following the date of termination to the same extent that the Company paid for such coverage immediately prior to the date of termination, subject to the eligibility requirements and other terms and conditions of such insurance coverage; plus

•

Subject to the eligible executive’s timely return of an executed agreement and general release (in the timeframe specified in such agreement) and expiration of any revocation period, accelerated vesting of unvested and outstanding equity awards, as follows:[1]

(A)

The prorated portion of the eligible executive’s outstanding time-vesting equity awards which have not fully vested (non-qualified stock options and restricted stock awards) shall accelerate and vest based upon the following formula:

S = The number of months of service achieved by the eligible executive following an award’s grant date

G = The total number of months in the vesting period (i.e., an award that vests over 4 years will have 48 total months in the vesting period)

T = Total amount of shares in the applicable award grant

V = Those shares of the applicable award which have already vested under the terms of the applicable award agreement.

and

(B)

The prorated number of those unvested performance stock units at the date of Qualified Termination shall accelerate and vest, based upon the number of months of service achieved by the eligible executive within a given performance period divided by the total number of months of such performance period (and which for purposes of calculation such awards’ performance level shall be set at “target”), less any lawful deductions and withholdings.

[1]

Notwithstanding the treatment above, with respect to equity awards that were granted prior to the Effective Date of the Plan, in lieu of equity acceleration and settlement, the eligible executive shall receive a one-time, lump sum cash payment equal to the value of the accelerated equity described above. For purposes of determining the value with respect to any stock options, the value per option shall be equal to the closing stock price on the date of the Qualified Termination (or next preceding date if such date is not a trading day), minus the option price for such option. For purposes of determining the value with respect to any restricted stock awards or performance stock units, the value per share of restricted stock or performance stock unit, as applicable, shall be equal to the closing stock price on the date of the Qualified Termination (or next preceding date if such date is not a trading day), The cash payments shall have a value determined relative to the referenced equity awards but, for the avoidance of doubt, shall not reflect an acceleration or result in any additional vesting of the equity awards.

ii

For purposes of determining the number of months of service credit for (A) and (B) above, if applicable, an eligible employee will receive credit for a full month of service if he/she was employed on or after the 15th day of a given month calculation period. Any non-qualified stock options that are unvested upon the date of the Qualified Termination (after taking into consideration any acceleration under (A) above) shall immediately terminate. Any non-qualified stock options that are vested and exercisable upon the date of the Qualified Termination (after taking into consideration any acceleration under (A) above) shall terminate and cease to be exercisable with respect to any previously exercisable shares at 5:00 p.m. Eastern time on the 90th day following the date of such Qualified Termination, if such day is not a Business Day, on the first day thereafter that is a Business Day. “Business Day” means a day on which the banks in New York City are generally open for business. Any full value equity awards that are subject to acceleration in (A) or (B) shall be settled as soon as practicable after the eligible executive’s timely return of an executed agreement and general release (in the timeframe specified in such agreement) and expiration of any revocation period (and no later than sixty (60) days following the date of the Qualified Termination).

•

A one-time, lump sum payment of fifty thousand U.S. dollars ($50,000.00), less any lawful deductions and withholdings, representing the value of outplacement services, to be paid as soon as practicable after the eligible executive’s timely return of an executed agreement and general release (in the timeframe specified in such agreement) and expiration of any revocation period (and no later than sixty (60) days following the date of the Qualified Termination).

•

As a condition to receipt of any severance benefits set forth in this Appendix A, an eligible executive must execute a general release within the time specified therein. If the eligible executive does not execute the general release within the time provided, or having executed such general release, effectively revokes the general release, or fails to comply with his or her obligations and requirements under the general release, then the Company will not be obligated to provide any benefits or payments of any kind to the eligible executive pursuant to the Plan and the eligible executive shall be obligated to return to the Company any payments or benefits previously provided to the eligible executive pursuant to the Plan.

•	Reduction of Severance Pay and Benefits

Unless the Company, in its sole discretion, provides otherwise in writing, the amount of severance pay payable to an eligible executive as determined above shall be reduced as follows:

•	Severance pay will be reduced by any outstanding debt owed by the eligible executive to the Company or any of its affiliates, where permitted by law.

•	Other Severance Benefits

The Company, in its sole discretion, and on a case-by-case basis, may pay other benefits to an Eligible Executive who receives severance pay under this Plan upon termination of employment, including, but not limited to, additional severance pay and continued group health coverage.

iii